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                                                                      EXHIBIT 99


             FORTIS, INC. COMPLETES ACQUISITION OF PROTECTIVE LIFE'S
                            DENTAL BENEFITS DIVISION

    ACQUISITION MAKES FORTIS BENEFITS A LEADER IN THE DENTAL BENEFITS MARKET


NEW YORK, NY, December 31, 2001 - Fortis, Inc., part of the international financial services provider Fortis [BSE: FOR and AMS: FOR], today announced that it had completed its acquisition of Protective Life Corporation's (NYSE: PL) Dental Benefits Division. As previously announced, the transaction, valued at approximately $300 million, includes the reinsurance of Protective's Dental Benefits Division's indemnity dental business and the purchase of the Division's prepaid dental subsidiaries.

Fortis, Inc., on behalf of its group life, disability and dental benefits affiliate based in Kansas City, Missouri, ("Fortis Benefits"), financed the acquisition with cash on hand. The acquisition is expected to be immediately accretive to Fortis, Inc.'s earnings.

Protective's Dental Benefits Division is an industry leader in the indemnity dental market and has been a pioneer in developing voluntary dental indemnity products for the payroll deduction segment of the marketplace. It has approximately 620 employees and 29 field sales locations and provides group dental benefits to more than two million members nationwide. For the year 2000 the Division had assets (excluding goodwill) of approximately $150 million and revenues of $334.4 million. As of March 31, 2001 Protective's Dental Benefits Division had in force premiums of $336.6 million.

J. Kerry Clayton, president and chief executive officer of Fortis, Inc., said, "This transaction will position Fortis Benefits as a leader in the rapidly-growing voluntary (employee-paid) dental benefits market and one of the nation's largest providers of dental benefits. It also reaffirms Fortis, Inc.'s ongoing commitment to build and manage a select portfolio of U.S. specialty businesses that are leaders in their respective markets."

Michael J. Peninger, president of Fortis Benefits, said, "Protective's Dental Benefits Division's product breadth, distribution strength and well-developed provider network will add tremendous value not only to our dental benefits, but also to our overall voluntary market presence as well. In addition, this combination will increase our field selling strength by almost fifty percent which will allow us to accelerate the achievement of our growth objectives while continually improving the quality and efficiency of our core operations."

ABOUT FORTIS BENEFITS

Fortis Benefits, based in Kansas City, Mo., specializes in non-medical group employee benefits. Fortis Benefits' group product offerings include long-term and short-term disability, life and accidental death and dismemberment coverage and dental insurance. Fortis Benefits also offers voluntary (employee-paid) long-term disability, short-term disability, life and dental plans. Underwriting flexibility allows Fortis Benefits to develop tailor-made benefit plans for groups of any size. For more information, visit the company's website at www.fortisbenefits.com.



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ABOUT FORTIS, INC.

Fortis, Inc. is a financial services company that, through its operating companies and affiliates, has built leadership positions in a number of specialty insurance market segments in the U.S. The companies of Fortis, Inc. are leading providers of individual, temporary and small group health insurance; group disability, life and dental insurance; preneed funeral insurance; credit related insurance products and services; and membership and extended service programs. For more information, visit the company's website at www.us.fortis.com.

Fortis, Inc. is part of Fortis, an international financial services provider active in the fields of insurance, banking and investment. Fortis employs approximately 70,000 people worldwide and offers a broad range of financial services. In its home market, the Benelux countries, Fortis occupies a leading position and offers a broad range of financial services to individuals, companies and the public sector. Outside its home market, Fortis concentrates on selected market segments. As of third quarter, 2001, Fortis had total assets in excess of $400 billion. As one of the world's largest financial services companies, Fortis ranks 31st based on assets and 73rd based on revenues on the Fortune `Global 500' and 42nd based on revenues on the Forbes `International 500' list (July 23, 2001).



          CONTACTS

          FORTIS, INC.

 Media:
 Eden Abrahams
 Joele Frank, Wilkinson Brimmer Katcher
 212-895-8672
 ea@joelefrank.com

          FORTIS BENEFITS

 Media:
 Kathy Kelley
 816-474-2392
 kathy.kelley@us.fortis.com